                                                               EXHIBIT 12.3

                             THE WISER OIL COMPANY
                 COMPUTATION OF RATIO OF TOTAL DEBT TO EBITDAX
                             (DOLLARS IN THOUSANDS)

                           SIX MONTHS
                         ENDED JUNE 30,         YEARS ENDED DECEMBER 31,
                         --------------- -------------------------------------------
                          1997    1996    1996     1995     1994     1993     1992
                         ------- ------- -------  -------  -------  -------  -------
Net income..............                 $ 6,428  $ 2,193  $ 8,988  $ 1,016  $   477
Add (deduct):
  Income tax expense....                   4,072    3,788      444   (2,091)    (712)
  Interest expense......                   5,452    5,618    3,907      530       31
  Depreciation, deple-
   tion and amortiza-
   tion.................                  19,653   19,778   18,313   14,659   13,803
  Exploration costs.....                   4,176    5,801    4,130    3,639    6,308
  Property impairments..                  12,112    4,893      --       693      --
  Marketable security
   sales gains..........                 (12,977) (13,101)  (7,475)     --       --
  Dividends and inter-
   est..................                    (683)  (1,241)  (1,641)  (1,855)  (2,000)
                                         -------  -------  -------  -------  -------
  EBITDAX                                $38,233  $27,729  $26,666  $16,591  $17,907
                                         =======  =======  =======  =======  =======
Total Debt:
  Current portion of
   long term debt.......                 $   --   $    20  $    78  $    78  $    78
  Long term debt........                  78,654   74,171   78,013   46,777      135
                                         -------  -------  -------  -------  -------
   Total debt...........                 $78,654  $74,191  $78,091  $46,855  $   213
                                         =======  =======  =======  =======  =======
Ratio of total debt to
 EBITDAX................     N/A     N/A    2.1x     2.7x     2.9x     2.8x     0.0x(1)
                         ======= ======= =======  =======  =======  =======  =======
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(1) Reported as N/M. See "Selected Consolidated Financial and Operating Data"
    in the Prospectus.